KAL Energy, Inc. - Martin Hurley joins KAL Energy Board of Directors.
LONDON, May 30, 2007.

KAL Energy, Inc (OTCBB: KALG) is pleased to announce that Martin Hurley has joined its Board of Directors, effective immediately. Mr. Hurley has over 17 years experience of the world’s major international stock and financial markets. He has worked at Director and Vice President level at a number of international investment banks including Morgan Stanley, CSFB (BZW) and ABNAmro. Most recently he spent 7 years as a senior Pan-European equities executive in the Institutional Equity Division of Morgan Stanley in London. There he was responsible for investment advice, client relationship and business development of some of Morgan Stanley’s largest European asset management and hedge fund clients.

Mr. Hurley has 5 years Portfolio Management experience having run US$2.5 billion of equity portfolios for British Airways Pension Fund. He is used to interacting with corporates at the highest level and at the other extreme running successful small businesses. He holds a BA(Hons) degree in Economics from the City Business School in London.

“We are very pleased with Mr. Hurley’s appointment to the board. His strong finance background, and deep experience in global financial markets will be strong assets for KAL Energy as we continue to grow the company.” stated Laith Reynolds, KAL Energy’s Chairman.

“Having spent time with the management team, and reviewing operations on site, now is clearly an exciting stage in the company’s development. I am very pleased to be joining the board of KAL Energy and contributing to the company’s growth.” stated Mr. Hurley.

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a main transportation system for transporting coal to nearby markets. Consulting Geologist, Jonathan O'Dell, has estimated that blocks 16 & 24 could contain over 192,000,000 tons of thermal coal. With one of the world's largest thermal coal exporters Kaltim Prima Coal (KPC) as its neighbor, KAL energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter, with prices varying from $30.00 to $60.00 plus per ton.

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

Cameron Reynolds - CEO
KAL Energy, Inc (NASDAQ OTCBB:KALG, FRANKFURT:D9T)
93-95 Gloucester Place
London, W1U 6JQ
Telephone: +44 207 487 8426
Fax: +44 207 487 8402
US Investor Relations Line: +1-866-680-2575